INTERACTIVE SYSTEMS WORLDWIDE INC. RECEIVES NASDAQ STAFF DETERMINATION

WEST PATERSON, NJ (March 29, 2007) - Interactive Systems Worldwide Inc. (NASDAQ: ISWI) received a NASDAQ Staff Determination letter on March 27, 2007 indicating that, based on the NASDAQ Staff’s review and materials submitted by the Company, the NASDAQ Staff had determined to deny the Company’s request for continued listing on the NASDAQ Capital Market. As previously announced by the Company on January 25, 2007, the NASDAQ Staff had notified the Company in a letter dated January 19, 2007 that the Company did not comply with the minimum $2,500,000 stockholders’ equity requirement for continued listing, or the alternative minimum requirements of $35 million in market value of listed securities or $500,000 in net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years. At that time, the NASDAQ Staff also requested that the Company submit its plan to regain compliance.

As a result of the NASDAQ Staff Determination letter, the Company plans to request a hearing before the NASDAQ Listing Qualifications Panel, which will stay the NASDAQ Staff’s determination to delist the Company’s securities pending a hearing before the Panel and the subsequent issuance of a formal written determination by the Panel regarding the Company’s request for continued listing.

The Company’s securities will remain listed on the NASDAQ Capital Market pending the issuance of the Panel’s decision; however, there can be no assurance that the Panel will grant the Company's request for continued listing.

Update on Letters of Intent

On March 6, 2007, the Company announced that it had signed a Letter of Intent with Shantech Inc. for a non-exclusive marketing and business development agreement as well as a strategic investment. The Company and Shantech are working together in an effort to accelerate the execution of this transaction. The Company intends to enter into definitive agreements with Shantech prior to the hearing before the NASDAQ Listing Qualifications Panel but there can be no assurance that such definitive agreements will be entered into by that date or at all.

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On February 5, 2007, the Company announced that it had signed a Letter of Intent with Techmatics Inc. to jointly develop and market a new product that enables fixed-odds exotic race betting while satisfying pari-mutuel regulations. While the Company continues to discuss a software development agreement with Techmatics, it currently appears unlikely that any agreement would include a strategic investment.

About Interactive Systems Worldwide Inc.

Interactive Systems Worldwide Inc. (NASDAQ: ISWI) has designed, developed and patented a proprietary software system, the SportXction System, which enables play-by-play wagering during the course of live sporting events. ISWI, through its wholly owned subsidiary Global Interactive Gaming (GIG), operates the SportXction® System in the U.K., in conjunction with established media and traditional wagering partners. The system can accept wagers from the Internet, handheld wireless devices, interactive televisions, and standalone kiosks. The system can be used for any live broadcast event worldwide.

Contacts:

Interactive Systems Worldwide Inc. Bernard Albanese Chief Executive Officer James McDade Chief Financial Officer Phone: 973-256-8181	The Investor Relations Group Katrine Winther-Olesen Investor Relations Phone: 212-825-3210

FORWARD-LOOKING STATEMENTS: The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements, including, but not limited to, whether the Company’s securities will remain listed on the NASDAQ Capital Market; whether a software development agreement with Techmatics will be executed; and whether a definitive agreement with Shantech will actually be signed prior to a hearing before the NASDAQ Listing Qualifications Panel, or at all, and whether a transaction with Shantech will ever be consummated. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date thereof. Readers should carefully review the risks described in other documents the company files from time to time with the Securities and Exchange Commission, including Annual Reports, Quarterly Reports and Current Reports on Form 8-K.